                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  July 26, 1994



                                Amax Gold Inc.
            (Exact name of registrant as specified in its charter)



         Delaware                    1-9620                       06-1199974
(State or other jurisdiction      (Commission                   (IRS Employer
     of incorporation)            File Number)               Identification No.)



          9100 East Mineral Circle
             Englewood, Colorado                               80112
   (Address of principal executive offices)                  (Zip Code)



      Registrant's telephone number, including area code:  (303) 643-5500

Item 5.  Other.
- - --------------

       At a Special Meeting of Stockholders held on July 26, 1994, the stockholders of Amax Gold Inc. (the "Company") approved two transactions between the Company and Cyprus Amax Minerals Company ("Cyprus") which involve the issuance of the Company's securities to Cyprus. The first is a $100 million double convertible line of credit to be provided by Cyprus under a revolving credit agreement, dated as of April 15, 1994 (the "DOCLOC Agreement"), between the Company and Cyprus. Outstanding indebtedness under the DOCLOC Agreement may be repaid by the Company's issuance of up to 2,000,000 shares of the Company's $2.25 Series A Convertible Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"), and such shares of Series A Preferred Stock may be converted by Cyprus at any time into up to 12,099,213 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at a conversion price of $8.265 per share. The Company may redeem shares of Series A Preferred Stock at any time in whole or in part by issuing shares of its Common Stock at a price per share equal to the greater of $5.854 or the average closing price per share (up to $8.265) over a predetermined period prior to redemption. Further, Cyprus will have the right to replace from time to time all or a portion of the DOCLOC Agreement and any outstanding indebtedness and/or Series A Preferred Stock with the purchase of up to 12,099,213 shares of Common Stock at a purchase price of $8.265 per share. Proceeds of the DOCLOC Agreement will be used primarily to support the Company's debt amortization requirements and other working capital needs and will be allocated as follows: (i) up to $36,000,000 to support the Company's guaranty (and release Cyprus from its guaranty) given to NM Rothschild & Sons Limited and Citibank, N.A. in connection with the borrowing of AGI Chile Credit Corp., Inc., a wholly-owned subsidiary of the Company, with respect to the Guanaco Mine, under the Term Loan Agreement dated as of March 15, 1994; (ii) up to $30,000,000 to support the Company's guaranty given to the Chase Manhattan Bank (National Association) as Agent for the banks which are party to the Bullion Loan Agreement dated as of March 21, 1991, in support of borrowings of Lassen Gold Mining, Inc., a wholly-owned subsidiary of the Company operating the Hayden Hill Mine; and (iii) the remaining amount for other working capital purposes.

       The second transaction between the Company and Cyprus approved at the Special Meeting of Stockholders involves a stock purchase agreement, dated as of April 15, 1994 (the "Stock Purchase Agreement"), between the Company and Cyprus, which provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of $6.888 per share. Proceeds from the sale, approximately $20.7 million, will be used to repay that amount of indebtedness of the Company to Cyprus under a demand promissory note.

       Prior to giving effect to these transactions, Cyprus indirectly held 31,319,709 shares of Common Stock of the Company, representing approximately 40% of the outstanding shares of Common Stock. The acquisition of the 3,000,000 shares of Common Stock under the Stock Purchase Agreement will increase Cyprus' ownership of the Company's Common Stock to approximately 34.3 million shares or approximately 42.2% of the Company's outstanding Common Stock as of July 31, 1994. This is prior to the public offering and sale of Series B Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock") pursuant to a Registration Statement on Form S-3 (Registration No. 33-53963), filed with the Securities and Exchange Commission (the "Commission") on June 3, 1994, as amended by Amendment No. 1 to Form S-3 Registration Statement, filed with the Commission on July 19, 1994 (as amended, the "Registration Statement"). A Preliminary Prospectus Supplement, dated July 26, 1994, covering the Series B Preferred Stock, was filed with the Commission on July 27, 1994. The potential issuance of 12,099,213 shares of Common Stock under the DOCLOC Agreement would increase Cyprus' share of the Company's outstanding shares of Common Stock to approximately 46.4 million shares or approximately 49.7% prior to giving effect to the sale of the Series B Preferred Stock.

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 3, 1994                  AMAX GOLD INC.
                                       (Registrant)


                                       By: /s/ Paul J. Hemschoot, Jr.
                                           -------------------------------------
                                           Paul J. Hemschoot, Jr.
                                           Vice President, Secretary and General
                                           Counsel